Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-222126) pertaining to the 2008 Equity and Performance Incentive Plan and 2017 Equity Incentive Plan of BEST Inc.,
(2)	Registration Statement (Form S-8 No. 333-237744) pertaining to 2017 Equity Incentive Plan of BEST Inc., and
(3)	Registration Statement (Form S-8 No. 333-263062) pertaining to 2017 Equity Incentive Plan of BEST Inc.

of our reports dated April 30, 2024, with respect to the consolidated financial statements of BEST Inc. included in this Annual Report (Form 20-F) of BEST Inc. for the year ended December 31, 2023.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

April 30, 2024